Exitibit 99.2

ITEM 7:	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.
All statements made in this Annual Report on Form 10-K, other than statements of historical fact, are forward-looking statements, as defined under federal securities law. The words “look forward to,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “could,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule,” “designed,” “future” “discussions,” “if” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect our business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which we and our clients operate, changes affecting the Internet and e-commerce, our ability to develop and maintain relationships with strategic clients and suppliers and the timing of our establishment, extension or termination of our relationships with strategic clients, our ability to timely and successfully develop, maintain and protect our technology, confidential and proprietary information, and product and service offerings and execute operationally, our ability to attract and retain qualified personnel, our ability to successfully integrate our acquisitions of other businesses, and the performance of acquired businesses. More information about potential factors that could affect us is described in Item 1A of Part I, “Risk Factors.” We expressly disclaim any intent or obligation to update these forward-looking statements.
Executive Overview
Our Business:
•
We are a leading provider of services for e-commerce, multichannel retailing and interactive marketing to large business-to-consumer enterprises, which we call clients. We operate in two reportable business segments: e-commerce services and interactive marketing services. For e-commerce services, we deliver customized solutions to clients through an integrated e-commerce platform, which is comprised of three components: technology, fulfillment and customer care. We offer each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. For interactive marketing services, we offer a full suite of online interactive marketing, advertising, e-mail and design services.

•
We derive our revenues from sales of products by us through our clients’ e-commerce businesses, service fees earned by us in connection with the development and operation of our clients’ e-commerce businesses, and through service fees earned by us the provision of interactive marketing services.

•
We generate the majority of our cash from operating activities in our fourth fiscal quarter due to the seasonality of our business. In our first fiscal quarter, we typically use cash from operating activities to satisfy accounts payable and accrued expenses incurred in the fourth fiscal quarter of our prior fiscal year.

Financial Results and Significant Events:
•
Net revenue grew $140 million, or 23%, over fiscal 2006. Net income decreased from $53.7 million in fiscal 2006 to $3.0 million in fiscal 2007. Included in net income for fiscal 2006 was a $44.4 million non-cash income tax benefit.

•
In July 2007, we completed a subordinated convertible note offering of $150 million. Our net proceeds from the offering were approximately $145 million. We used the proceeds for both working capital and acquisitions.

•
In September 2007, we acquired Accretive Commerce, Inc. (“Accretive”), a Huntersville, N.C.-based e-commerce solutions provider for $98.6 million, including acquisition costs. We believe the acquisition of Accretive has strengthened our position in the e-commerce industry by expanding our infrastructure and expanding our client base. Accretive’s results of operations are included in our income statement beginning on the acquisition date of September 10, 2007.

•
In December 2007, we acquired Zendor.com Ltd. (“Zendor”), a Manchester, U.K.-based provider of fulfillment, customer care and e-commerce solutions for $9.1 million, including acquisition costs. We believe that by adding the assets, employees and clients of Zendor, we have strengthened our ability to deliver an integrated, multichannel, e-commerce solution to both U.K. and global retailers and brands. Zendor’s results of operations are included in our income statement beginning on the acquisition date of December 14, 2007.

•
We added four fulfillment centers and three customer call centers in connection with the Accretive acquisition and two fulfillment centers and one customer call center in connection with the Zendor acquisition. In June 2007, we opened our new fulfillment center in Richwood, Kentucky, which is approximately 540,000 square feet. We now manage approximately two and a half million square feet of fulfillment center space.

•	In fiscal 2007, we signed agreements with nine new clients and launched twelve client Web stores. We also extended or expanded agreements with fourteen clients.
Events subsequent to Fiscal 2007:
•
In January 2008, we obtained a $75 million revolving secured bank line of credit. The five-year, revolving secured line of credit is available to us for working capital and general corporate purposes, including possible acquisitions, and contains certain financial and negative covenants with which we must comply.

•
In February 2008, we acquired e-Dialog, Inc., a Lexington, Mass.-based market-leading provider of advanced e-mail marketing services and solutions to more than 100 blue-chip companies in the U.S. and Europe for $149.2 million, including estimated acquisition costs. We expect the acquisition to significantly expand the breadth and depth of our interactive marketing services capabilities, our reach into existing and new vertical markets, and our growing European presence.

Outlook:
•
Based on forecasts of Forrester Research, we expect global online general merchandise sales to reach an estimated $1.0 trillion by 2010 from an estimated $643.3 billion in 2007. We expect global online advertising revenues to reach $81.1 billion by 2011 from an estimated $41.3 billion in 2007.

•
While we expect the opportunity for e-commerce to continue to grow, we also anticipate continuing intense competition. We compete with in-house solutions and a variety of third-party vendors that provide one of more components of an e-commerce solution. To satisfy our existing clients and to continue to attract new clients, we offer a complete integrated solution designed to increase efficiencies and improve integration. This includes a high level of direct-to-consumer expertise and infrastructure. Through our solution, we help our clients grow their e-commerce businesses and use their e-commerce businesses as a channel to complement and enhance their offline businesses. Our solution is provided to clients through an integrated platform which is comprised of three components: technology, fulfillment and customer care. For interactive marketing, we offer a full suite of online marketing, advertising, email and design services. To differentiate our solution in the marketplace, we continually add new services and functions to our platform. As part of our continuing efforts to add value to our platform, we evaluate opportunities to acquire complementary or new businesses or assets.

•
Our objective is to grow our business by expanding the e-commerce businesses of our existing clients, by adding new clients, by expanding internationally, by generating incremental revenue from marketing and other services, and selectively through acquisitions.

Results of Operations
Comparison of Fiscal 2007 and 2006 (amounts in tables in millions):
Net Revenues
The following table shows net revenues by type and segment for fiscal 2006 and fiscal 2007, the percentages that such revenues bear to total net revenues and the period over period changes in net revenues:

					Fiscal 2007
					vs.
	Fiscal 2006		Fiscal 2007		Fiscal 2006
	$	%	$	%	$	%
Net Revenues by Type:
Net revenues from product sales — sporting goods	$314.7	51.6%	$384.5	51.3%	$69.8	22.2%
Net revenues from product sales — other	146.5	24.1%	127.7	17.0%	(18.8)	(12.8%)

Net revenue from product sales	461.2	75.7%	512.2	68.3%	51.0	11.1%
Service fee revenue	148.4	24.3%	237.8	31.7%	89.4	60.2%

Net revenues	$609.6	100%	$750.0	100%	$140.4	23.0%

Net Revenues by Segment:
E-Commerce services	$600.8	98.6%	$737.9	98.4%	$137.1	22.8%
Interactive marketing services	18.9	3.1%	26.9	3.6%	8.0	42.3%
Intersegment eliminations	(10.1)	(1.7%)	(14.8)	(2.0%)	(4.7)	46.5%

Total net revenues	$609.6	100%	$750.0	100%	$140.4	23.0%

Net Revenues from Product Sales. Net revenues from product sales are derived from the sale of products by us through our clients’ e-commerce Web stores. Net revenues from product sales are net of allowances for returns and discounts and include outbound shipping charges and other product-related services such as gift wrapping and monogramming. We recognize revenue from product sales and shipping when products are shipped and title and significant risks of ownership passes to the customer.
Net revenues from product sales in our sporting goods category increased $69.8 million in fiscal 2007. Of this increase, $32.9 million was from clients that were launched during fiscal 2006, $19.9 million was for clients that operated for the entirety of both periods, and $17.0 million was from clients that were launched in fiscal 2007. Net revenues from product sales in our other category decreased primarily due to one client that operated for the entirety of both periods, partially offset by an increase in shipping revenue. Included in net revenues from product sales was shipping revenue for all clients for which we provide fulfillment services of $82.9 million for fiscal 2007 and $59.2 million for fiscal 2006.
Service Fee Revenues. Services fee revenues are generated based on a client’s use of one or more of our e-commerce platform components or elements of those components, which include technology, fulfillment and customer care. Service fees are also generated from professional, technology and interactive marketing services. Service fees can be fixed or variable and can be based on the activity performed, the value of merchandise sold, or gross profit. For fulfillment services in which we are deemed to be the agent in accordance with Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”) we record service fee revenue based on the net fee retained.
Service fee revenues increased $89.4 million in fiscal 2007 due to an increase of $36.8 million in e-commerce related service fees attributable to clients that operated for the entirety of both periods, $32.6 million attributable to the addition of new clients that were either launched in fiscal 2007 or were clients of Accretive, which we acquired in fiscal 2007, and $20.0 million attributable to clients that operated in part of fiscal 2006 and all of fiscal 2007. Included in service fee revenues was professional, technology and interactive marketing service fees of $20.3 million for fiscal 2007 and $12.1 million for fiscal 2006.

Net Revenues by Segment
E-Commerce Services Segment Revenues. Net revenues increased $137.1 million due to an increase in revenues of $58.8 million for clients that launched during fiscal 2006, $53.4 million for clients that launched during fiscal 2007, and $24.9 million for clients that operated during the entirety of both periods.
Of the $137.1 million increase, e-commerce service fee revenues increased $86.1 million from $139.6 million in fiscal 2006 to $225.7 million in fiscal 2007. This increase was due to $33.5 million in growth from clients that operated for the entirety of both periods, a $32.6 million increase in revenues from clients that launched in fiscal 2007 and from clients of Accretive Commerce, and a $20.0 million increase in revenues from clients that launched in fiscal 2006. E-Commerce net revenue from product sales increased from $461.2 million in fiscal 2006 to $512.2 million in fiscal 2007 representing a $51.0 million increase. This increase in net revenue from product sales is discussed above under Net Revenues by Type — Net Revenues from Product Sales.
Interactive Marketing Services Segment Revenues. Net revenues increased $8.0 million due primarily to growth in our online marketing, design and digital photo studio practices.
Costs and Expenses
Costs and expenses consist of costs of revenues from product sales, marketing expenses, account management and operations, product development expenses, general and administrative expenses and depreciation and amortization expenses. Starting in the second quarter of fiscal 2008 we replaced the former expense line of sales and marketing with two separate line items: (i) marketing, and (ii) account management and operations. We conformed to this presentation for all periods presented. This change was made to enable investors to analyze the Company’s expenses in a manner consistent with how the business is internally viewed and managed.
Costs of Revenues from Product Sales. Costs of revenues from product sales consist primarily of direct costs associated with the sale and shipment of products. All costs of revenues from product sales are incurred by our e-commerce services segment.
Marketing. Marketing expenses consist primarily of net client revenue share charges, promotional free shipping and subsidized shipping and handling costs, catalog costs, and net advertising and promotional expenses.
Account Management and Operations. Account management and operations consist primarily of fulfillment costs, customer care costs, credit card fees, and payroll related to our buying, business management and marketing functions.
Product Development. Product development expenses consist primarily of expenses associated with planning, maintaining and operating our proprietary platforms and related systems and payroll and related expenses for engineering, production, creative and management information systems.
General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for executive, finance, human resources, legal, sales and administrative personnel, as well as bad debt expense and occupancy costs for our headquarters and other offices.

Depreciation and Amortization. Depreciation and amortization expenses relate primarily to the depreciation or amortization of the capitalized costs for our purchased and internally-developed technology, including a portion of the cost related to the employees that developed such technology, hardware and software, furniture and equipment at our corporate headquarters, our fulfillment centers and our customer contact centers, the depreciation of the facilities owned by us, and the amortization of acquisition-related intangible assets.

					Fiscal 2007
					vs.
	Fiscal 2006		Fiscal 2007		Fiscal 2006
		% of		% of
		Net		Net
	$	Revenues	$	Revenues	$ Change	% Change
Cost of revenues from product sales	$331.2	54.3%	$356.5	47.5%	$25.3	7.6%
Marketing	48.6	8.0%	64.6	8.6%	16.0	32.9%
Account management and operations	117.3	19.2%	177.3	23.6%	60.0	51.2%
Product development	45.4	7.5%	65.9	8.8%	20.5	45.2%
General and administrative	36.1	5.9%	43.4	5.8%	7.3	20.2%
Depreciation and amortization	21.3	3.5%	37.3	5.0%	16.0	75.1%

Total costs and expenses	$599.9	98.4%	$745.0	99.3%	$145.1	24.2%

Cost of Revenues from Product Sales:

	Fiscal 2006	Fiscal 2007
Cost of revenues from product sales	$331.2	$356.5
As a percentage of net revenues from product sales	71.8%	69.6%
The decrease in cost of revenues from product sales as a percentage of net revenues from product sales from 54.3% to 47.5% was primarily due to the larger percentage increase in service fees over the percentage increase in product sales, as service fees have no associated cost of revenue.
The decrease in cost of revenues from product sales as a percentage of net revenues from product sales from 71.8% to 69.6% was primarily due to an increase in product sales in our sporting goods category. Product sales in our sporting goods category carry a lower percentage of cost of revenues than product sales in our non-sporting goods categories. Product sales in our sporting goods category increased to 75.1% of total net revenues from product sales in fiscal 2007 from 68.2% for fiscal 2006.
Marketing. As a percentage of net revenues, marketing expenses increased from 8.0% to 8.6%. The increase in absolute dollars was primarily due to an increase in our client revenue share payments due to the growth of our net revenues from product sales. The $16.0 million increase was primarily due to a $10.3 million increase in client revenue share expenses, a $5.6 million increase in advertising costs, and $0.1 million in other marketing costs. We continue to expect that marketing expense will increase in absolute dollars in fiscal 2008 compared to fiscal 2007, as we plan to continue to grow by adding new clients and by expanding the e-commerce businesses of our existing clients as well as by expanding our international operations and marketing services.
Account management and operations. As a percentage of net revenues, account management and operations increased from 19.2% to 23.6%. This increase was primarily due to the addition of Accretive’s facilities in the third quarter of fiscal 2007, as well as the start-up, occupancy and payroll expenses related to our Richwood, Kentucky fulfillment center which commenced operations in the second quarter of fiscal 2007 and for our Eau Claire, Wisconsin customer care center which commenced operations in the third quarter of fiscal 2006. In absolute dollars, account management and operations increased $60.0 million primarily due to a $34.2 million increase in payroll and related costs mostly in our customer care and fulfillment operations, a $10.8 million increase in credit card fees, a $6.9 million increase in office expenses and occupancy costs, a $2.8 million increase in packaging supplies and a $5.3 million increase in other costs which include non-income taxes, insurance, software maintenance, and communication costs. We continue to expect that account management and operations will increase in absolute dollars in fiscal 2008 compared to fiscal 2007, as we plan to continue to grow by adding new clients and by expanding the e-commerce businesses of our existing clients as well as by expanding our international operations and marketing services.
Product Development. Product development expenses consist primarily of expenses associated with planning, maintaining and operating our proprietary e-commerce technology application and payroll and related expenses for engineering, production, creative and management information systems.
As a percentage of net revenues, product development expenses increased from 7.5% to 8.8%. This percentage increase, as well as the increase in absolute dollars, was primarily due to payroll expenses incurred for client launches that occurred during fiscal 2007, expected future client launches and increased expenses to enhance the technology features and functionality on our platform. In fiscal 2007 we launched twelve client Web stores. The absolute dollar increase of $20.5 million was primarily due to a $13.4 million increase in personnel and related costs, a $3.5 million increase in professional fees and a $3.6 million increase in other product development costs. We continue to expect that product development expenses will increase in absolute dollars in fiscal 2008 compared to fiscal 2007, as we plan to continue to launch additional client Web stores and to invest in our platform as we enhance and expand our capabilities to grow our clients’ e-commerce businesses.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for executive, finance, human resources, legal, sales and administrative personnel, as well as bad debt expense and occupancy costs for our headquarters and other offices.
As a percentage of net revenues, general and administrative expenses decreased from 5.9% to 5.8%. This decrease was primarily due to our ability to utilize our existing infrastructure to support more growth in our business and a decrease in incentive compensation expense. In absolute dollars, general and administrative expenses increased $7.3 million primarily due to a $2.0 million increase in bad debt expense, a $1.5 million increase in office expense and occupancy costs, a $1.4 million increase in personnel and related costs incurred to support the growth of our business, and a $2.4 million increase in other general and administrative costs. We continue to expect that general and administrative expenses will increase in absolute dollars, as well as increase as a percentage of net revenues in fiscal 2008 compared to fiscal 2007, as we plan to continue to grow by adding new clients and by expanding the e-commerce businesses of our existing clients as well as expanding our international operations and interactive marketing services.
Depreciation and Amortization. Depreciation and amortization expenses relate primarily to the depreciation of the capitalized costs for our purchased and internally-developed technology, including a portion of the cost related to the employees that developed such technology; hardware and software; the depreciation of improvements, furniture and equipment at our corporate facilities, our fulfillment centers and our customer contact centers; the depreciation of the facilities owned by us; and the amortization of acquisition related intangible assets.
Depreciation and amortization expenses increased $16.0 million in fiscal 2007. Of this increase, $11.9 million was primarily due to increased technology purchases and capitalized costs related to internal-use software, $3.0 million was for intangible assets acquired in connection with the Accretive acquisition and $1.1 million was related to the amortization of other intangible assets.
Comparison of Fiscal 2006 and 2005 (amounts in tables in millions):
Net Revenues
At the end of fiscal 2007, we had one reportable segment: e-commerce services. Due to the acquisition of e-Dialog in February 2008, we evaluated the impact on segment reporting and determined that our business now consists of two reportable segments: e-commerce services and interactive marketing services. We reclassified fiscal 2006 and fiscal 2007 segment disclosures to conform to the new segment presentation. For fiscal 2005, historical financial records are not available in a manner consistent with the current two segment reporting approach. Specifically, we were not maintaining separate financial records for interactive marketing services because its operating results were immaterial to our consolidated results and our operating results were not reviewed by our chief operating decision maker. Accordingly, we maintain that it is impracticable to present such information. Therefore, segment information is not presented for fiscal 2005.
The following table shows net revenues by source for fiscal 2005 and fiscal 2006, the percentages that such revenues bear to total net revenues and the period over period changes in net revenues:

					Fiscal 2006
					vs.
	Fiscal 2005		Fiscal 2006		Fiscal 2005
	$	%	$	%	$	%
Net Revenues by Type:
Net revenues from product sales — sporting goods	$213.0	48.4%	$314.7	51.6%	$101.7	47.7%
Net revenues from product sales — other	142.4	32.3%	146.5	24.1%	4.1	2.9%

Net revenue from product sales	355.4	80.7%	461.2	75.7%	105.8	29.8%
Service fee revenue	85.0	19.3%	148.4	24.3%	63.4	74.6%

Net revenues	$440.4	100%	$609.6	100%	$169.2	38.4%

Net Revenues from Product Sales. Net revenues from product sales increased $105.8 million in fiscal 2006. Of this increase, $52.7 million was attributable to the addition of clients that were launched in fiscal 2006, $33.3 million was attributable to clients that were operated for part of fiscal 2005 and all of fiscal 2006, and $19.8 million was attributable to growth in sales from clients’ e-commerce businesses that were operated for the entirety of both periods. Net revenues from product sales included shipping revenue for clients for which we provide fulfillment services of $59.2 million for fiscal 2006 and $40.7 million for fiscal 2005.
Service Fee Revenues. Service fee revenues increased $63.4 million in fiscal 2006 due to an increase of $27.3 million in e-commerce related service fees attributable to clients that were operated for part of fiscal 2005 and all of fiscal 2006, an increase of $26.5 million in e-commerce related service fees attributable to the addition of new clients that were launched in fiscal 2006, and an increase of $9.6 million in marketing and professional related service fees. E-commerce related service fees attributable to clients that operated for the entirety of both periods remained relatively constant.
The following table shows net revenues by type for fiscal 2005 and fiscal 2006, the percentages that such revenues bear to total net revenues and the period over period changes in net revenues:
Costs and Expenses
The following table shows costs and expenses for fiscal 2005 and fiscal 2006, the percentages that such expenses bear to net revenues and the period over period changes in operating expenses:

					Fiscal 2006
					vs.
	Fiscal 2005		Fiscal 2006		Fiscal 2005
		% of		% of
		Net		Net
	$	Revenues	$	Revenues	$ Change	% Change
Cost of revenues from product sales	$263.8	59.9%	$331.2	54.3%	$67.4	25.5%
Marketing	27.1	6.1%	48.6	8.0%	21.5	79.3%
Account management and operations	80.4	18.3%	117.3	19.2%	36.9	45.9%
Product development	28.8	6.5%	45.4	7.5%	16.6	57.6%
General and administrative	22.8	5.2%	36.1	5.9%	13.3	58.3%
Depreciation and amortization	14.6	3.3%	21.3	3.5%	6.7	45.9%

Total costs and expenses	$437.5	99.3%	$599.9	98.4%	$162.4	37.1%

Cost of Revenues from Product Sales:

	Fiscal 2005	Fiscal 2006
Cost of revenues from product sales	$263.8	$331.2
As a percentage of net revenues from product sales	74.2%	71.8%
The decrease in cost of revenues from product sales as a percentage of net revenues from product sales from 59.9% to 54.3% was primarily due to the larger percentage increase in service fees over the percentage increase in product sales, as service fees have no associated cost of revenue.
The decrease in cost of revenues from product sales as a percentage of net revenues from product sales from 74.2% to 71.8% was primarily due to an increase in product sales in our sporting goods category. Product sales in our sporting goods category carry a lower percentage of cost of revenues than product sales in our non-sporting goods categories. Product sales in our sporting goods category increased to 68.2% of total net revenues from product sales in fiscal 2006 from 59.9% for fiscal 2005.
Marketing. Marketing expenses increased $21.5 million in fiscal 2006 primarily due to a $12.1 million increase in client revenue share expenses, a $4.6 million increase in advertising costs, a $3.8 million increase in catalog costs and a $1.0 million increase in other marketing costs. The increases in these costs were principally caused by higher sales volumes in fiscal 2006.
Account management and operations. Account management and operations increased $36.9 million in fiscal 2006 primarily due to a $20.9 million increase in payroll and related costs principally in our customer care and fulfillment operations, a $10.4 million increase in credit card fees, a $2.4 million increase in packaging supplies, a $1.3 million increase in office expense and occupancy costs and a $1.9 million increase in other costs which include other non-income taxes, insurance, software maintenance, and communication costs. The increases in these costs were principally caused by higher sales volumes in fiscal 2006.

Product Development. Product development expenses increased $16.6 million in fiscal 2006 primarily due to an $8.7 million increase in personnel and related costs, a $5.1 million increase in professional fees, a $1.2 million increase in software and equipment maintenance, a $0.7 million increase in communication cost and a $0.9 million increase in other product development costs. The increases in these costs were to support new client launches, deliver enhanced functionality for our clients’ e-commerce businesses and continue to improve the capacity, stability and security of our e-commerce platform.
General and Administrative. General and administrative expenses increased $13.3 million in fiscal 2006 primarily due to a $7.7 million increase in personnel and related costs incurred to support the growth of our business, a $2.8 million increase in stock-based compensation expense, a $0.8 million increase in bad debt expense due to increased credit card sales and a $2.0 million increase in other general and administrative expenses.
Depreciation and Amortization. Depreciation and amortization expenses increased $6.7 million primarily due to increased technology purchases and capitalized costs related to internal-use software.
Income Taxes
We recorded a benefit for income taxes of $0.1 million in fiscal 2007 and $43.7 million in fiscal 2006, and an income tax provision of $0.3 million in fiscal 2005. Included in the fiscal 2007 and 2006 benefit for income taxes was a $1.2 and $44.4 million non-cash benefit resulting from certain of our deferred tax assets becoming more likely than not realizable based primarily on our historical profitability and to a lesser extent our expected future profitability trends.
As of December 29, 2007, we had available net operating loss carryforwards of approximately $444.1 million which will expire in the years 2009 through 2027. We will continue to monitor all available evidence related to our ability to utilize our remaining deferred tax assets. Should we decide that it is more likely than not that these operating loss carryforwards will be utilized, an additional portion of the remaining valuation allowance will be reversed.
Seasonality
We have experienced and expect to continue to experience seasonal fluctuations in our revenues. These seasonal patterns will cause quarterly fluctuations in our operating results. In particular, the fourth fiscal quarter has accounted for and is expected to continue to account for a disproportionate percentage of our total annual revenues. We believe that results of operations for a quarterly period may not be indicative of the results for any other quarter or for the full year. For additional information, see Note 16, Quarterly Results (Unaudited), to our consolidated financial statements included in Item 15, Exhibits, Financial Statement Schedules, of this Annual Report on Form 10-K.
Liquidity and Capital Resources

	Fiscal Year Ended
	December 31,	December 30,	December 29,
	2005	2006	2007
	(in millions)
Cash and cash equivalents	$48.4	$71.4	$231.5
Marketable securities	108.3	113.1	—

Total cash, cash equivalents, and marketable securities	$156.7	$184.5	$231.5

Percentage of total assets	47.1%	39.8%	33.4%
Since our entry into the e-commerce business in fiscal 1999 through the end of fiscal 2007, we primarily funded our operations with approximately $427.4 million in cash raised in debt and equity financings. This includes approximately $80.0 million, net of underwriter’s discount and offering expenses, from the completion of our public offering of common stock and subordinated convertible notes in fiscal 2005 and approximately $145.0 million, net of initial purchasers discount and issuance costs, from the completion of our private placement of subordinated convertible notes in fiscal 2007.
As of December 29, 2007, we had $231.5 million of cash and cash equivalents. Cash equivalents are comprised of highly liquid money market accounts. Note 3 of the Notes to Consolidated Financial Statements included in Item 15, Exhibits, Financial Statement Schedules, of this Annual Report on Form 10-K describes further the composition of our cash and cash equivalents.

Our operating activities for the fiscal years ended December 29, 2007 and December 30, 2006 have generated adequate cash to meet our operating needs. However, we have experienced and expect to continue to experience seasonal fluctuations in our cash flows. We generate the majority of our cash from operating activities in our fourth fiscal quarter due to the seasonality of our business. In our first fiscal quarter, we typically use cash generated from operating activities in the fourth quarter of the prior fiscal year to satisfy accounts payable and accrued expenses incurred in the fourth fiscal quarter of our prior fiscal year. During our second and third fiscal quarters, we generally fund our operating expenses and capital expenditures from either cash generated from operating activities, cash on hand, or financing activities.
As of December 29, 2007, we had cash and cash equivalents totaling $231.5 million, compared to $184.5 million of cash, cash equivalents and marketable securities as of December 30, 2006. During the fiscal year ended December 29, 2007, we invested $100.6 million in acquisitions, $54.2 million in capital expenditures and $3.1 million in equity investments. The cash used for these investments was funded by $58.1 million of cash generated from operating activities, $145.0 million of cash proceeds from the issuance of subordinated convertible notes, $107.6 million of net cash proceeds from the sales of marketable securities and $8.1 million of cash proceeds from exercise of common stock options.
In order to fund our anticipated operating expenses and growth, our revenue must continue to increase significantly. We expect to continue to generate positive cash flow from operations in fiscal 2008. In February 2008, we acquired e-Dialog, Inc. for a purchase price of approximately $149.2 million in cash. In addition to cash generated from operations, we may need to borrow on our secured revolving bank credit facility or raise additional funds through public or private debt or equity financings to finance our current operations and planned capital expenditure requirements as well as potential acquisitions through the end of fiscal 2008. Our secured revolving bank credit facility contains negative covenants including prohibitions on our ability to incur additional indebtedness. Our business could be seriously harmed if we are unable to raise capital or borrow under our secured revolving bank credit facility, we raise less capital or borrow less than we desire, cash flows are insufficient to fund our expenses, or we are unable to lower operating expenses. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current stockholders would be reduced to the extent they did not participate in that financing. Furthermore, these equity securities might have rights, preferences or privileges senior to our common stock. There is no assurance that we could raise financing on favorable terms or at all.
Our investments are governed by our investment policy, which provides that our objective is to obtain as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. Approved investments include U.S. Government securities and high-quality investments in corporations and municipalities, including investments in auction rate securities. We evaluate our cash equivalents and marketable securities periodically for possible other-than-temporary impairment and review factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer, and our ability and intent to hold the investment for a period of time which may be sufficient for an anticipated recovery in market value. In fiscal 2007, due to uncertainties in the credit markets, we sold our entire marketable securities portfolio. The uncertainties in the credit markets in fiscal 2007 affected our holdings in auction rate securities. Auction rate securities have stated maturities dates ranging from one to forty years and intend to provide liquidity through a Dutch auction process that resets the applicable interest rate at pre-determined calendar intervals, generally every 30-45 days. This mechanism is designed to allow existing investors either to rollover their holdings, whereby they will continue to own their respective securities, or to liquidate their holding by selling such securities at par. In fiscal 2007, certain of these auctions did not have sufficient buyers to cover investors’ sell orders, resulting in unsuccessful auctions. When an auction is unsuccessful, the interest rate is re-set to a level pre-determined by the loan documents and this rate remains in effect until the next auction date, at which time the process repeats. In the third quarter of fiscal 2007, we liquidated $155.3 million of investments in auction rate securities at par value but were unsuccessful in liquidating the remaining $72.3 million. The investments in auction rate securities that had unsuccessful auctions were of high credit quality and the respective credit ratings of the securities had not been lowered or put on credit watch. In the fourth quarter of fiscal 2007, we sold the remaining $72.3 million of auction rate securities for $67.3 million at a realized loss of $5.0 million.
Cash Flow Changes
Cash provided by operating activities is driven by our net income, adjusted for non-cash items and changes in operating assets and liabilities. Non-cash adjustments include depreciation, amortization, stock-based compensation expense, tax benefits from stock-based awards and deferred income taxes. Cash provided by operating activities was greater than net income in fiscal 2007 primarily due to the net impact of non-cash adjustments to income.

We also invest cash to support our growing infrastructure needs and expand our operations and as consideration for acquisitions and strategic investments. Cash used in investing activities is primarily attributable to capital expenditures, purchases and sales of marketable securities as well as acquisitions. Our capital expenditures totaled $54.2 million, $42.6 million, and $29.6 million in fiscal 2007, fiscal 2006, and fiscal 2005, respectively. Our capital expenditures have been primarily used for purchases and internal development of information technology assets and the purchase of real estate to support our operations infrastructure, our increased number of employees and our international growth. We invested a net of $103.7 million in acquisitions and equity investments in fiscal 2007, compared to $8.3 million and $0.9 million in fiscal 2006 and fiscal 2005, respectively. Acquisitions in fiscal 2007 included net cash consideration for our acquisitions of Accretive and Zendor. Our acquisitions in fiscal 2006 primarily included net cash consideration for Aspherio. Our cash proceeds from the net sales and maturities of marketable securities were $107.6 million in fiscal 2007, compared to net purchases of $4.3 million in fiscal 2006 and net purchases of $53.3 million in fiscal 2005.
Cash provided by/used in financing activities is primarily driven by proceeds from our equity and debt offerings as well as proceeds from employee stock option exercises. During fiscal 2007, we issued subordinated convertible notes resulting in net proceeds of $145 million. During fiscal 2005, we concurrently issued subordinated convertible notes and common stock resulting in net proceeds of approximately $80 million. Our cash proceeds from employee option exercises were $8.1 million in 2007, compared to $10.2 million and $7.9 million in fiscal 2006 and fiscal 2005, respectively. The fluctuations in option proceeds over the last three fiscal years was primarily the result of our stock price and the number of employees exercising options in each fiscal year.
Debt Financing
3% Subordinated Convertible Notes due 2025. In fiscal 2005, we completed a public offering of $57.5 million aggregate principal amount of 3% subordinated convertible notes due June 1, 2025 resulting in net proceeds of approximately $54.9 million. The notes bear interest at 3%, payable semi-annually on June 1 and December 1. Holders may convert the notes on or prior to the close of business on the business day immediately preceding May 1, 2010, and upon conversion we have the right to deliver common stock, cash or a combination of cash and shares at our election. In addition, the holders may require us to repurchase the notes at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, on June 1 of 2010, 2015 and 2020, or at any time prior to maturity upon the occurrence of a designated event. At any time on or after June 6, 2010, we may redeem any of the notes for cash at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any.
2.5% Subordinated Convertible Notes due 2027. In July 2007, we completed a private placement of $150 million of aggregate principal amount of 2.5% subordinated convertible notes due June 1, 2027, resulting in net proceeds of approximately $145 million. The notes bear interest at 2.5%, payable semi-annually on June 1 and December 1. Holders may convert the notes at any time prior to the close of business on the scheduled trading day immediately preceding March 1, 2014 and any time on or after June 8, 2014 and prior to the close of business on the scheduled trading day immediately preceding March 1, 2027. Upon conversion we have the right to deliver common stock, cash or a combination of cash and stock. In addition, the holders may require us to repurchase all or part of their notes for cash on June 1 of 2014, 2017 and 2022, respectively, at a repurchase price equal to 100% of their principal amount, plus any accrued or unpaid interest, if any, to, but excluding, the date of repurchase. At any time on or after June 8, 2014, we may redeem any of the notes for a cash redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any.
For additional information on our subordinated convertible notes, see Note 7, Long-Term Debt and Credit Facility, of the Notes to Consolidated Financial Statements included in Item 15, Exhibits, Financial Statement Schedules, of this Annual Report on Form 10-K.
Proceeds from our 2005 and 2007 subordinated convertible note offerings as well as any borrowings under our secured revolving bank credit facility are available for working capital and general corporate purposes including possible acquisitions.
Secured Revolving Bank Credit Facility
In January 2008, we entered into a $75 million secured revolving credit facility with a syndicate of banks which is collateralized by substantially all of our assets other than intellectual property. Borrowings under this facility bear interest at rates specified in the credit agreement. The credit facility contains restrictive covenants that limit our ability to engage in activities that may be in our long term best interests. The covenants, which include a limitation on our ability to incur additional indebtedness, could impact our financial operations.
Capital Expenditures
Capital expenditures have generally comprised purchases of computer hardware, software, furniture and fixtures, and real estate. Capital expenditures were $54.2 million in fiscal 2007 compared to $42.6 million in fiscal 2006. Our capital expenditures in fiscal 2008 are expected to be approximately 30% percent higher than in fiscal 2007 as we continue to expand our business and invest in our infrastructure. This level of expenditure, together with the increase in operating lease commitments, is consistent with our increased headcount and operational expansion, and we anticipate that this will continue in the future as business conditions merit.

We had the following contractual obligations as of the end of fiscal 2007 (in thousands):

	Payments due by fiscal year
		Less than
Contractual Obligations(1)(2)	Total	1 Year	1-3 Years	4-5 Years	Thereafter

Operating lease obligations	$65,106	$13,191	$20,089	$13,319	$18,507
Purchase obligations(3)	74,169	74,169	—	—	—
Advertising and media agreements	93	93	—	—	—
Client revenue share payments	183,858	19,250	53,550	48,501	62,557
Debt interest	43,162	6,801	11,500	9,006	15,855
Debt obligations	220,358	193	58,096	429	161,640
Capital lease obligations	20,653	3,208	6,529	6,529	4,387

Total contractual obligations	$607,399	$116,905	$149,764	$77,784	$262,946

(1)
For additional information, see Note 7, Long-Term Debt and Credit Facility, and Note 8, Commitments and Contingencies, of the Notes to Consolidated Financial Statements, included in Item 15, Exhibits, Financial Statement Schedules, of this Annual Report on Form 10-K.

(2)
Approximately $1.0 million of unrecognized tax benefits have been recorded as liabilities in accordance with Financial Accounting Standards Board’s Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” (“FIN 48”), and we are uncertain as to if or when such amounts may be settled; as a result, these obligations are not included in the table above.

(3)
Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable pricing provisions and the approximate timing of the transactions. These obligations relate primarily to commitments to purchase inventory, which generally are cancelable without penalty if canceled prior to shipment.

Off Balance Sheet Arrangements
We have no off balance sheet arrangements.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases these significant judgments and estimates on historical experience and other assumptions it believes to be reasonable based upon information presently available. Actual results could differ from those estimates under different assumptions, judgments or conditions.
All of our significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 15, Exhibits, Financial Statement Schedules, of this Annual Report on Form 10-K. We have identified the following as our critical accounting polices and estimates, which are defined as those that reflect significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgments or conditions. Management has reviewed these critical accounting policies and estimates with the Audit Committee of our Board.
Revenue Recognition
We recognize revenues in accordance with Staff Accounting Bulletin 104, “Revenue Recognition.” Revenue is recognized when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable and collectibility is reasonably assured.

We consider the criteria presented in EITF 99-19, in determining the appropriate revenue recognition treatment. For our fulfillment and drop-shipping services, when we are the primary obligor in a transaction, have general inventory risk, have established the selling price, have discretion in supplier selection, and have credit risk, or have several but not all of these indicators, we record revenue gross as a principal and record these revenues as revenues from product sales. When we do not have several or all of these factors, we record our net commission or fee retained as service fee revenue. Revenue generated from our customer care, interactive marketing and technology services are also recorded as service fees.
We follow EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” for revenue arrangements that include multiple deliverables. The revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: the delivered item has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items and delivery of any undelivered item is probable and substantially under our control.
We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our estimates used for revenue recognition. However, if actual results are not consistent with our estimates or assumptions stated above, we may be exposed to income or losses that could be material to our consolidated financial statements.
Net Revenues from Product Sales
We recognize revenue from product sales, which includes shipping revenue for clients that we provide fulfillment services upon shipment of products to customers, net of estimated returns based on historical experience and current trends. Most products are shipped from our fulfillment centers. We recognize revenue from shipping when products are shipped and title and significant risks of ownership passes to the customer. We also rely upon certain vendors to ship products directly to customers on our behalf. We act as principal in these transactions, as orders are initiated directly through the e-commerce businesses that we operate, we have inventory risk, establish selling prices, take title to the goods and have the economic risk related to collection, customer care and returns.
We pay a percentage of the revenues generated from product sales through the e-commerce businesses that we operate to our respective clients for which we own the inventory, in exchange for the rights to use their brand names and the promotions and advertising that our clients agree to provide. We refer to these payments as client revenue share expenses. We have considered the revenue reduction provisions addressed in EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-09”), and believe that the payment of client revenue share expense to our clients should not result in any reduction of revenues. EITF 01-09 addresses consideration paid to parties along a distribution chain. We purchase merchandise from our vendors, at our discretion, and we are responsible for paying those vendors. The amounts purchased and the prices paid to our vendors are not in any way impacted by the revenue share provisions of our agreements with our clients. Accordingly, our clients and our vendors are not linked in the distribution chain and we believe that the provisions of EITF 01-09 do not apply.
Service Fee Revenues
Services fees are generated based on a client’s use of one or more of our e-commerce platform components or elements of those components, which include technology, fulfillment and customer care. Service fees are also generated from professional, technology and interactive marketing services. Service fees can be fixed or variable and can be based on the activity performed, the value of merchandise sold, or gross profit. For fulfillment services in which we are deemed to be the agent in accordance with EITF 99-19, we record service fee revenue based on the net fee retained. We recognize revenues from services provided when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured.
We do not specifically record “cost of service fee revenues” as these costs are incurred by our service fee-based clients rather than by us. Operating expenses relating to service fee revenues consist primarily of personnel and other costs associated with our engineering, production and creative departments which are included in product development expense, as well as fulfillment costs and personnel and other costs associated with our marketing and customer care departments which are included in sales and marketing expense in the Consolidated Statements of Operations.
Deferred revenue consists of payments received for service fees in advance of the delivery of our service obligation, as well as for sales of gift certificates and gift cards redeemable through our clients’ e-commerce businesses. For service fee revenues received in advance, revenue is recognized either over the service period or upon completion of our obligation. Revenue for gift certificates and gift cards is recognized as the gift certificates and or cards are redeemed.

Accounting for Inventory
Inventory, primarily consisting of sporting goods and consumer electronics, is valued at the lower of cost (determined using the weighted average method) or market. Inherent in this valuation are significant management judgments and estimates, including among others, assessments concerning obsolescence and shrinkage reserves. Based upon these judgments and estimates, which are applied consistently from period to period, we record obsolescence and shrinkage allowances to adjust the carrying amount of our inventory. We record a charge for obsolescence based upon, among other factors, the aging of the inventory and the anticipated mark-downs required to sell the inventory in the normal course of business. We record a charge for inventory shrinkage for damages and other losses based on rates experienced in our fulfillment centers. We do not believe there is a reasonable likelihood that there will be a material change in the future judgments or estimates we use to calculate our inventory valuation allowances. However, if our judgments or estimates regarding inventory valuation allowances are inaccurate, we may be exposed to income or losses that could be material to our consolidated financial statements. As of the end of fiscal 2007, a 10% change in either our shrink or obsolescence allowance would not have a material effect to our consolidated financial statements.
Accounting for Internal Use Software
Included in our fixed assets is the capitalized cost of internal-use software and website development, including software used to upgrade and enhance the websites we operate and processes supporting our business. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” we capitalize costs incurred during the application development stage related to the development of internal-use software and amortize these costs over the estimated useful life of four years. Costs incurred related to planning and training relating to or maintenance of internal-use software is expensed as incurred. We do not believe there is a reasonable likelihood that there will be a material change in the future judgments we use to calculate the estimated useful life of our internal use software. However, if our judgments or estimates regarding internal use software are inaccurate and we were to reduce the useful life of our internal use software, we may be exposed to impairment losses that could be material to our consolidated financial statements.
Goodwill and Other Intangible Assets
Goodwill is tested for impairment on an annual basis and whenever events or changes in circumstances indicate the carrying value of the goodwill may not be recoverable. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. We determine fair value using widely accepted valuation techniques, including discounted cash flow analyses and other assumptions. These types of analyses contain uncertainties because they require management to make assumptions and to apply judgment to estimate industry economic factors and the profitability of future business strategies.
We amortize other intangible assets over their estimated useful lives. We record an impairment charge on these assets when we determine that their carrying value may not be recoverable. The carrying value is not recoverable if it exceeds the undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When there is existence of one or more indicators of impairment, we measure any impairment of intangible assets based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our business model. Our estimates of future cash flows attributable to our other intangible assets require significant judgment based on our historical and anticipated results and are subject to many factors. Different assumptions and judgments could materially affect the calculation of the fair value of our other intangible assets which could trigger impairment.
In the fourth quarter of fiscal 2007, we completed our annual impairment testing of goodwill and determined there was no impairment. The carrying value of goodwill as of December 29, 2007 was $82.8 million. The carrying value of our intangibles as of December 29, 2007 was $16.5 million. There were no events or changes in circumstances that indicated the carrying value of our indefinite lived intangible assets may not be recoverable.
We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to test for goodwill or other intangible assets impairment losses. However, if actual results are not consistent with our estimates and assumptions, or if certain of our customer relationships were to discontinue prior to their contract expiration dates, we may be exposed to an impairment charge that could be material.

Income Taxes and Deferred Taxes
We account for income taxes in accordance with SFAS 109, “Accounting for Income Taxes” “SFAS 109.” In accordance with SFAS 109, we are required to establish deferred tax assets and liabilities to reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We record deferred tax assets for favorable tax attributes, including tax loss carryforwards. We currently have significant U.S. tax loss carryforwards resulting from previous operating losses, the tax deduction for exercise of stock options, and acquired operating tax loss carryforwards. The benefit of the loss carryforwards related to stock based compensation in which the tax deduction was in excess of the deduction for financial reporting purposes is recognized as an increase to additional paid in capital in the Consolidated Balance Sheets when the net operating loss is utilized and a reduction to income tax payable.
As required by SFAS 109, we record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence, including our operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction by jurisdiction basis. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes. The benefit of a reversal of a valuation allowance associated with any acquired tax loss carryforward, established at the time of an acquisition, will not be recognized in the Consolidated Statement of Operations, but rather, the benefit would be recognized as a reduction to goodwill.
Effective December 31, 2006 (the first day of fiscal 2007), we adopted FIN 48. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 states that a tax benefit from an uncertain tax position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority having full knowledge of all relevant information. A tax benefit from an uncertain position was previously recognized if it was probable of being sustained. Under FIN 48, the liability for unrecognized tax benefits is classified as noncurrent unless the liability is expected to be settled in cash within 12 months of the reporting date. The effect of the adoption of FIN 48 was immaterial. We have elected to record any interest or penalties from the uncertain tax position as income tax expense. See Note 11, Income Taxes, of the Notes to Consolidated Financial Statements included in Item 15, Exhibits, Financial Statement Schedules, of this Annual Report on Form 10-K for additional information.